Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Quad/Graphics, Inc. of our reports dated February 20, 2025, with respect to the consolidated financial statements of Quad/Graphics, Inc. and the effectiveness of internal control over financial reporting of Quad/Graphics, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
July 30, 2025